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Exhibit 14.1

CODE OF ETHICAL CONDUCT

FOR

OFFICERS, DIRECTORS AND ASSOCIATES

OF

ELECTRONICS BOUTIQUE

A.
INTRODUCTION

        Our commitment to conduct business lawfully and ethically is fundamental to our very existence as a corporation. Our policy requires that you observe high standards of business and personal ethics in the conduct of your duties and responsibilities at Electronics Boutique. You are required to practice honesty and integrity in every aspect of your dealings with each other, and with customers, vendors, suppliers, stockholders, the business community, the public and governmental and regulatory authorities. We depend on our reputation for integrity and on the trust and confidence of everyone with whom we deal for our business success.

        You are required to abide by, and comply fully with, the policies and procedures established by this Code of Ethical Conduct for Officers, Directors and Associates of Electronics Boutique. This Code of Ethical Conduct applies to all Officers, Directors and Associates at all company divisions, departments, subsidiaries, and units and must be followed at all times. However, we realized that certain situations may arise which are not specifically addressed by our Code of Ethical Conduct. If such a situation arises and you have any questions concerning the legality or propriety of an action or the meanings of the Code of Ethical Conduct, you should contact your supervisor or the Human Resources Department.

B.
GENERAL POLICIES

        1.     Compliance with Laws

        It is our policy to comply with all laws and government regulations applicable to the nations, states and other governing jurisdictions in which we do business. For any interpretation or clarification of specific legal or regulatory requirements, you should contact the Human Resources Department.

        2.     Contract Negotiation

        In negotiating contracts, you are required to be accurate and complete in all representations. We have an affirmative duty to disclose current, accurate and complete data where data is required to be disclosed.

        3.     Timecard/Timesheet Reporting; Expenses

        Anyone who files timecards/sheets or who signs on to the point of sale system must do so in a complete, accurate and timely manner. Your signature on a timecard/sheet is a representation that your timecard/sheet accurately reflects the actual number of hours worked by you in the period covered by the timecard/sheet. Your supervisor's signature is a representation that your timecard/sheet has been reviewed and that appropriate steps have been taken to verify the validity of the hours reported. An inaccurate timecard/sheet is considered to be a falsification of a company document, and you will be subject to disciplinary action. In the absence of a signed timecard/sheet, your acceptance of a paycheck without supervisor and payroll notification of any problem or inaccuracy will constitute verification of your hours worked.

        You are required to adhere to all policies and procedures relating to expense reporting and reimbursement. For information regarding our reimbursement procedures, please review the Procedures Manual or contact the Human Resources Department.

        4.     Making Contributions

        You may not contribute or donate Electronics Boutique funds, products, services or other resources for any cause, party or candidate without the advance, written approval of your supervisor and the Human Resources Department. You are permitted to make voluntary personal contributions to any lawful causes, parties or candidates as long as you do not represent that your contributions come from us.

        5.     Offering or Accepting Gifts, Entertainment and other Business Courtesies

        You may not seek to gain an improper business advantage on our behalf by offering anything of value, including gifts, merchandise, entertainment, drinks, meals, transportation, lodging or other business courtesies. You may not accept, directly or indirectly, anything of value where receipt could or might appear to influence any decision with respect to you or Electronics Boutique doing business with any person or entity.

        Apart from additional restrictions which apply in the foreign countries in which we operate and under applicable federal, state or local laws, you are permitted to pay for, provide or accept reasonable entertainment, drinks and meals for, and give gifts or promotional items (e.g. pens and calendars) of modest value. These types of courtesies and gifts must also be lawful, given only occasionally, unsolicited by the recipient and in accordance with customary and acceptable business practices. Under no circumstance may you accept courtesies or gifts if there is any risk of embarrassment to Electronics Boutique or if acceptance of these courtesies or gifts could result in a conflict of interest. You are required to obtain the prior written approval of your supervisor to provide or pay for a customer's or supplier's travel (other than providing limited local travel) or lodging expenses.

        You may never accept any gift of cash or cash equivalents or securities.

        Vendors frequently offer sample software and other products so that you may become more knowledgeable about the software and products in order to sell them more effectively. These products may never be sold, returned, exchanged or refunded. Anyone who violates this policy is subject to disciplinary action up to and including termination.

        If you receive a gift that you may not accept under the provisions of this Code of Ethical Conduct, you should return it immediately. You should consult with your supervisor or the Human Resources Department when questionable circumstances present themselves.

        6.     Fiscal Responsibility

        You are required to adhere to and advocate principles of honest and ethical conduct through strict compliance with this Code of Ethical Conduct which requires you to:

    •
    Perform your responsibilities with a view to causing reports filed with or submitted to the Securities and Exchange Commission to contain information which is timely, accurate, complete, fair and understandable;

    •
    Retain and dispose of financial records in accordance with established policies and applicable legal and regulatory requirements;

    •
    Make sure that business transactions are properly authorized and fully and accurately recorded in our books and records in accordance with generally accepted accounting principles and our established financial reporting policies;

    •
    Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised;

    •
    Protect corporate assets and use such assets in a responsible manner;

    •
    Not use corporate information, corporate assets, corporate opportunities or your position with us for personal gain;

    •
    Comply in all respects with our Code of Ethical Conduct; and

    •
    Advance our legitimate business interests when the opportunity arises.

        Violations by Associates of our policies on Fiscal Responsibility must be reported to the Chief Financial Officer. Violations by Directors and Officers, including Senior Financial Officers (Chief

Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller) of our policies on Fiscal Responsibility must be reported to the Audit Committee of the Board of Directors.

        Any request for a waiver of any provision of this policy on Fiscal Responsibility by a Senior Financial Officer or Director must be in writing and addressed to the Audit Committee of the Board of Directors. Electronics Boutique will promptly disclose on a Current Report on Form 8-K, or any other approved means, any waiver granted by the Audit Committee with respect to this policy on Fiscal Responsibility.

        7.     Conflicts of Interest/Outside Employment

        You are required to avoid conflicts that may arise between Electronics Boutique employment related activities and outside employment or other outside activities. You are required to make prompt disclosure to your supervisor of any situation that may involve or could lead to a conflict of interest.

        Other than a permitted investment in a competitor, customer or supplier (as set forth below), you may not be engaged in or have any employment, consulting or other business relationship with or accept any remuneration from, a competitor, customer or supplier of Electronics Boutique, without the prior written approval of the Human Resources Department. This restriction does not apply to the non-employee members of the Board of Directors.

        You are permitted to make investments in our competitors, customers and suppliers of Electronics Boutique, provided that you own less than 5% of any competitor, customer or supplier. In order to avoid potential conflicts of interest, you are urged to carefully consider the impact of making an investment in one of our competitors, customers or suppliers prior to making the investment.

        The involvement of your family members with our competitors, customers or suppliers may, under certain circumstances, result in a conflict of interest. If you are unclear as to whether a situation involves a present or potential conflict of interest, please consult the Human Resources Department.

        Outside employment may also constitute a conflict of interest if it places you in the position of appearing to represent Electronics Boutique, or involves providing goods or services substantially similar to those we provide or are considering providing. You may not directly or indirectly maintain any outside business or financial interest which conflicts with our interests or which interferes with your ability to effectively carry out your job duties.

        Any outside employment or business activity that lessens your efficiency, alertness or productivity may also be considered a conflict of interest. You are discouraged from holding more than one full-time job. Before you accept any other full-time or part-time employment that may affect your ability to perform your job at Electronics Boutique competently, you must notify your supervisor and the Human Resources Department, in writing, so that it can be determined whether this outside employment presents a conflict of interest.

        Other than a permitted investment in a competitor, customer or supplier, you may never compete, directly or indirectly, with Electronics Boutique during your employment with us.

        8.     Outside Directorships

        Any Officer or Associate who is invited to serve as a director (or manager, in the case of a limited liability company) of a company not affiliated with Electronics Boutique is required to obtain the prior written approval of the Human Resources Department. For questions or interpretations concerning this policy, including the information required by the Human Resources Department to review the request, please contact the Human Resources Department.

        9.     Proprietary Information

        You may not disclose to any outside party any of our proprietary information, which includes any non-public business, financial, personnel or technological information and plans or data that have been generated or acquired during your employment with us. You may not use any of our proprietary information for your own benefit or for any purpose adverse to our interest. Upon termination of employment, you may not copy, take or retain any documents containing our proprietary information. The prohibition against disclosing our proprietary information extends indefinitely beyond your period of employment. Your agreement to protect the confidentiality of such information is considered an important condition of employment.

        10.   Proprietary Information of Others

        You may not solicit, receive or use any proprietary or confidential information belonging or relating to any customer, supplier, competitor, consultant or other person or entity, except as may be lawfully received from the owner or a third party. Information that is independently developed, published or otherwise in the public domain is not considered to be proprietary.

        11.   Confidential Information

        You have an obligation to maintain the confidentiality of information to which you are exposed. You may not disclose, except as specifically authorized by your supervisor, any confidential information, which includes any business, financial, personnel or technological information, or plans or data that may have been generated or acquired while employed. Confidential information may be shared only with those individuals who have a bona fide 'need to know' in order to make personnel or business-related plans or decisions related to our business.

        12.   Appearance of Impropriety

        You should avoid not only actual misconduct, but also the appearance of impropriety. Unimpeachable integrity is our most important asset.

C.
POLICY REGARDING INSIDER TRADING

        1.     Guidelines with Respect to Certain Transactions in Electronics Boutique Securities

        This policy provides guidelines with respect to transactions in Electronics Boutique's securities. This policy is necessary because it is illegal, according to the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider Trading Act") to, (a) buy or sell securities on the basis of Material, Non-Public Information and (b) disclose Material, Non-public Information to others who in turn buy and sell in the securities markets. The policy applies to all transactions in Electronics Boutique's securities. It applies to all "Insiders" and to any person who receives Material, Non-Public Information from any Insider.

        2.     Penalties

        Under the Insider Trading Act, the United States government has the authority to impose severe penalties on companies and their directors, officers and other employees for violations of the insider trading laws. These penalties can include prison terms of up to 10 years and monetary penalties of up to $1 million or more. Criminal penalties for companies (and officers, directors and certain supervisory personnel) can be as high as $2.5 million for failure to take appropriate steps to prevent illegal insider trading. A violation of this policy can also result in termination of your employment.

        3.     Definitions

        "Material, Non-Public Information" means any information about a company, or its business, not generally known to the public, that a reasonable investor would consider important in deciding whether to buy, sell or hold its securities. In other words, any information, both positive and negative, that could reasonably be expected to affect the price of securities, is material information. This includes information about other entities obtained as a result of your employment with Electronics Boutique.

        Examples of Material, Non-Public Information include:

    •
    total company sales or total domestic sales;

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    projections of future profits or losses;

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    news of pending or proposed acquisitions or mergers;

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    news of significant sales of assets, store closures or the disposition of a subsidiary;

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    significant write-downs of assets or additions to reserves for contingent liabilities;

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    changes in dividend policy, the declaration of a stock split or the offering of additional securities;

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    changes in management;

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    significant new products or discoveries;

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    impending bankruptcy or financial liquidity problems; and

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    significant litigation or investigations by governmental bodies.

        This list of examples of Material, Non-Public Information is for illustrative purposes only and is not meant to be an all-inclusive list. If you are uncertain as to whether certain information constitutes Material, Non-Public Information, you should contact our General Counsel.

        "Securities" are defined as including common stock, options to purchase common stock and any other securities Electronics Boutique may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as derivative securities relating to the company's stock, whether or not issued by Electronics Boutique, such as exchange-traded options.

        "Insiders" include executive officers of Electronics Boutique, all members of Electronics Boutique's Board of Directors, and all Associates (employees) of Electronics Boutique and their immediate family who receive or have access to Material Non-Public Information (as defined above) regarding Electronics Boutique. Immediate family is defined as any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law or sister-in-law living under the same household.

        "The Window Period" is defined as the period beginning on the third business day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of the stock market on the last day of the second month of the next fiscal quarter. Electronics Boutique's quarterly press release of earnings provides sufficient disclosure to the investing public to permit a Window Period to open on the third business day following the earnings press release. For example, if Electronics Boutique's second fiscal quarter ends on August 1st, Electronics Boutique's financial results would have to be released to the public by mid September (45 days is the current limit). If financial results for the 2nd quarter were released to the public on September 10th, the Window Period would open on the morning of September 13th (provided these were business days) and continue until October 3rd, which would be the last day of the second month of the next fiscal quarter.

        It should be noted that even during the Window Period, any person possessing Material, Non-Public Information concerning Electronics Boutique should not engage in any transactions in Securities until the information has been disclosed publicly for at least two trading days, whether or not Electronics Boutique has recommended a suspension of trading to that person. Trading in Securities during the Window Period should not be considered a "safe harbor," and you are required to use good judgment at all times.

        4.     Our Policy

        It is our policy to prohibit the unauthorized disclosure of any Material, Non-Public Information acquired in the work place and the misuse of Material, Non-Public Information in securities trading.

          a.     Material, Non-Public Information

            1)    Restrictions. Anyone who is in possession of Material, Non-Public Information relating to Electronics Boutique, or any other entity with which Electronics Boutique conducts business, is prohibited from engaging in any of the following:

    •
    purchasing or selling, or trading in options to purchase or sell, securities of Electronics Boutique;

    •
    purchasing or selling, or trading in options to purchase or sell, publicly-traded securities of any entity with which Electronics Boutique conducts business, if you have obtained the Material, Non-Public Information regarding such entity as a result of your employment or relationship with Electronics Boutique; and

    •
    communicating the Material, Non-Public Information to any person not properly authorized to receive it or communicating this information in such a way that unauthorized persons may become aware of it.

            2)    Confidentiality of Material, Non-Public Information. You are required to use the utmost caution to maintain confidential all Material, Non-Public Information related to Electronics Boutique or obtained as a result of your employment or relationship at Electronics Boutique. You may disclose this information to others within Electronics Boutique only if they need to know the information in order to properly perform their duties on behalf of Electronics Boutique. If you become aware of a leak of Material, Non-Public Information, whether inadvertent or otherwise, you should report it immediately to Electronics Boutique's Chief Financial Officer, who is charged with responsibility for public disclosures.

            3)    Tipping Information To Others. You are prohibited from communicating Material, Non-Public Information about Electronics Boutique to persons not authorized to receive it, including persons that may hear it inadvertently. The penalties apply whether you benefited from the information or not. As a result, Material, Non-Public Information must not be discussed with spouses, friends or relatives and should not be discussed in public places where discussions might be overheard.

          b.     Additional Restrictions on the Restricted Group

        "The Restricted Group" consists of all persons who are subject to Section 16 of the Securities Exchange Act of 1934, members of Electronics Boutique's operating committee and each person's administrative assistant. This group is subject to the following additional restrictions:

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    trading is permitted during the Window Period subject to the restrictions below;

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    no trading is permitted outside of the Window Period except for reasons of exceptional personal hardship; and

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    all trades are subject to prior review and approval by Electronic Boutique's Chief Financial Officer.

          c.     Prohibited and Other Transactions

        Electronics Boutique believes it is improper and inappropriate for anyone affiliated with Electronics Boutique to engage in short-term or speculative transactions involving Securities. Therefore, you are strongly discouraged from engaging in any margin purchases or short sales or acquiring or disposing of puts or calls in Securities.

        This Policy is intended to implement a program to ensure strict compliance with the federal securities laws. Accordingly, Electronics Boutique has decided to allow exceptions to the above restrictions on trading on a very limited basis to the extent that such exceptions are permissible under rules and regulations promulgated by the Securities and Exchange Commission. Specifically, you may buy or sell Securities, irrespective of restricted periods, pursuant to a written contract, instruction or plan that is entered into, or adopted prior to, the time that you became aware of, or were in possession of, Material, Non-Public Information; provided that, the written contract, instruction or plan provides for a buy or sell order which is (a) specific as to price, quantity and date, or contains a specific formula for buying and selling the Securities, and (b) does not permit the restricted person to exercise any discretion with respect to the execution of the trades. If you want to utilize this exception, you are required to notify Electronics Boutique's Chief Financial Officer prior to entering into any written contract, instruction or plan referred to in this paragraph.

        5.     Additional Securities Matters

        Members of the Board of Directors, Executive Officers and holders of 10 percent or more of Electronics Boutique's securities may be liable for "short-swing" profits from purchases and sales of Electronics Boutique's securities under Section 16(b) of the Securities Exchange Act of 1934. Section 16(b) provides that any person who makes both a purchase and sale or a sale and purchase of Electronics Boutique's securities within a period of six months must pay to Electronics Boutique the excess of the sale price over the purchase price even if no real profit was made.

        If you hold restricted securities (i.e. securities that cannot be resold unless registered under the Securities Act of 1933 (the "Securities Act") sold pursuant to Rule 144 promulgated under the Securities Act or disposed of pursuant to another exemption from the registration requirements of the Securities Act, you should consult with Electronic Boutique's Chief Financial Officer prior to making purchases or sales of Securities.

        6.     Inquiries

        Anyone who has any questions about this Policy Regarding Insider Trading or specific securities transactions may obtain additional information from Electronic Boutique's Chief Financial Officer. Whenever any doubt exists as to whether non-public information constitutes Material, Non-Public Information, do not trade in the Securities until approval has been sought and obtained from our Chief Financial Officer.

        7.     Your Responsibility

        You have the individual responsibility to comply with this Policy Regarding Insider Trading. You are required to obey the guidelines and communicate them to vendors, suppliers, family members and anyone else who may come in contact with inside information. You may, from time to time, have to forego a proposed transaction in Securities even if you had planned to execute the transaction before learning of the Material, Non-Public Information and even though you may suffer an economic loss or forego anticipated profit by foregoing the transaction.

        8.     Certain Exceptions

        For purposes of this Policy Regarding Insider Trading, Electronics Boutique has determined that (a) the exercise of stock options for cash under Electronics Boutique's stock option plan (but not the sale of any shares issued upon such exercise) is exempt from this Policy Regarding Insider Trading, since the other party to the transaction is Electronics Boutique itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan; and (b) bona fide gifts of Securities are exempt from this Policy Regarding Insider Trading.

D.
REPORTING VIOLATIONS AND DISCIPLINARY PROCEDURES

        Your adherence to this Code of Ethical Conduct is vital. Your supervisor is responsible for ensuring that that you adhere to the provisions of the Code of Ethical Conduct. For clarification or guidance on any point in the Code of Ethical Conduct, please consult your supervisor or the Human Resources Department.

        1.     Reporting Violations

        You are expected to report any suspected violation or potential violation of the Code of Ethical Conduct or other irregularities to the following persons:

Concerns Regarding:	Name and Contact Information:

Financial Reporting and Accounting	Jim Smith, Chief Financial Officer 877-222-1070(x7779) jim.smith@ebgames.com
Ethics Violations and Employment Practices Issues	Barbara Foster, Senior Vice President of Human Resources 877-222-1070(x7745) Barbara.Foster@ebgames.com
Ethics Violations, Criminal or other Legal Violations or Issues	Daniel Kaufman, General Counsel 877-222-1070(x7864) dan.kaufman@ebgames.com

        You may also report any illegal, unethical or improper practices or conduct (anonymously, if you choose) by calling the Business Abuse Hotline at 877-222-1070 (x 7014).

        Any supervisor who receives a report regarding a violation should immediately inform the Human Resources Department. No adverse action or retaliation of any kind will be taken against you because you report a suspected violation of this Code of Ethical Conduct. All reports will be treated confidentially to the maximum extent, consistent with fair and rigorous enforcement of this Code of Ethical Conduct. Electronics Boutique may find it necessary to take appropriate action against any person shown to be involved in a violation or irregularity. The action may include appropriate disclosure to the proper legal authorities.

        2.     Disciplinary Procedures

        Violations of this Code of Ethical Conduct may result in discipline including, without limitation, the following:

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    Verbal counseling and reprimand
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    Written warnings
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    Advisory letters
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    Suspension (with or without pay)
    •
    Discharge
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    Filing of civil or criminal complaint

        3.     Examples of Misconduct

        Examples of conduct that may lead to disciplinary action include, but are not limited to, the following:

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    Violations of Electronics Boutique's policies and procedures
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    Unsatisfactory job performance
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    Absenteeism/Tardiness
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    Insubordination (refusal to comply with instruction from your supervisor)
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    Avoiding, ignoring or otherwise failing to provide adequate customer service
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    Falsifying or altering company paperwork including employment applications, time records, work records or handwritten receipts
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    Misrepresentation of time worked for self or another Associate or violation of other time recording policies or procedures
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    Discourtesy to fellow workers or customers or supervisors
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    Use of obscene, abusive or threatening language
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    Malicious damage to Electronics Boutique property
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    Reporting to work under the influence of controlled substances
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    Possessing or using controlled substances on work premises, except medication prescribed by a doctor for your own personal use and so noted on the container, or weapons of any sort, including firearms and knives

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    Refusal to work a reasonable amount of overtime
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    Refusal to accept a proper job assignment
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    Unauthorized copying/pirating of software or publications
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    Purchase, receipt or distribution of copies/pirated software or publications
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    Theft of any kind from fellow workers, customers or Electronics Boutique
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    Unauthorized use of Electronics Boutique merchandise or assets
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    Fighting, horseplay or other disruptive conduct
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    Gambling or conducting illegal games of chance on the premises
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    Obstructing, impeding or failing to comply with any investigation, including the inspection of personal belongings, within the limits of the law
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    Negligence
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    Misrepresentation, falsification or lying about facts or circumstances presented to management or a company representative
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    Conviction of a felony, or of any crime which causes publicity adverse to Electronics Boutique
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    Disclosure of confidential company information or records
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    Commenting on any electronic bulletin board or internet service
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    Unauthorized late opening or early closing
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    Writing non-negotiable checks to Electronics Boutique or cashing personal checks in the drawer
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    Failure to make proper, timely bank deposits
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    Ringing up sales on another Associate's identification number or ringing your own sale
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    Purchasing pre-owned software or hardware directly from customers for personal use
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    Taking or giving unauthorized discounts
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    Refunding, exchanging or selling vendor discounted or sample software
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    Reselling or exchanging of merchandise for personal gain
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    Concealment of merchandise which is sold by Electronics Boutique, without a valid receipt
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    Solicitation or accepting solicitation from customers or vendors of Electronics Boutique, whether for personal profit or not
    •
    Immoral, illegal or unethical conduct of any kind

        An arrest for the alleged commission of a felony may result in an unpaid suspension until management has investigated the allegation and a determination is made based on available evidence as to whether you can continue your employment with Electronics Boutique.

        Store Managers are required to consult with their District Manager when considering disciplinary action. Operating management, subject to review by the Human Resources Department, will make discipline decisions.

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  Exhibit 14.1
CODE OF ETHICAL CONDUCT FOR OFFICERS, DIRECTORS AND ASSOCIATES OF ELECTRONICS BOUTIQUE
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